CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 30, 2022, relating to the financial statements and financial highlights of V-Shares US Leadership Diversity ETF and V-Shares MSCI World ESG Materiality and Carbon Transition ETF, each a series of Managed Portfolio Series, for the year ended October 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
February 24, 2023